UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2010

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01  Entry Into A Definitive Material Agreement

On April 28, 2010, PPL Corporation (the “Company”) issued a press release announcing that it has entered into a Purchase and Sale Agreement, dated as of April 28, 2010 (the “Purchase and Sale Agreement”), among E.ON US Investments Corp., a Delaware corporation (“Seller”), the Company, and E.ON AG, a German corporation.

The Purchase and Sale Agreement provides for the sale of E.ON U.S. LLC, a wholly owned subsidiary of Seller (“E.ON US”), to the Company.  Pursuant to the Purchase and Sale Agreement, at closing the Company will acquire all of the outstanding limited liability company interests of E.ON US for cash consideration of $2,062 million.  In addition, pursuant to the Purchase and Sale Agreement the Company agreed to assume approximately $925 million of pollution control bonds and to repay indebtedness owed by E.ON US and its subsidiaries to the Seller and its affiliates.  Such affiliate indebtedness is currently estimated to be approximately $4,638 million.  The aggregate consideration payable by the Company on closing is subject to adjustment to reflect the aggregate actual amount of indebtedness owed by E.ON US and its subsidiaries as of the closing and incremental investment in E.ON US that will potentially be made by the Seller and its affiliates prior to the closing.

E.ON US and the Company have made customary representations and warranties and covenants in the Purchase and Sale Agreement.  The transaction is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of required regulatory approvals and the absence of injunctions or restraints imposed by governmental entities.

The Purchase and Sale Agreement also contains certain customary termination rights for both the Company and the Seller, including a termination right for either party if the closing does not occur by April 28, 2011 (provided that either party may postpone such date to October 28, 2011 in the event that the only closing condition that remains to be satisfied is the receipt of regulatory approvals).  In addition, Seller has the right to terminate the Purchase and Sale Agreement if the Company has failed to consummate the transaction when it was otherwise obligated to do so and upon such termination, subject to certain conditions, the Company may be required to pay to Seller a termination fee in the amount of $450 million.

Concurrently, and in connection with entering into the Purchase and Sale Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A., Banc of America Securities LLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC pursuant to which, subject to the conditions set forth therein, Bank of America, N.A. and Credit Suisse AG committed to provide to PPL a 364-day unsecured bridge financing of up to $6.50 billion (the “Bridge Facility”), the proceeds of which will be used at the closing (i) to fund the consideration for the acquisition and (ii) to pay certain fees and expenses in connection with the acquisition.  The Bridge Facility will be used as a backstop facility in the event that alternative forms of permanent financing are not available at or prior to the closing.

The foregoing summary of the Purchase and Sale Agreement and the Debt Commitment Letter and the transactions contemplated thereby does not purport to be complete.  Additionally, the foregoing summary of the Purchase and Sale Agreement is subject to, and qualified in its entirety by, the full text of the Purchase and Sale Agreement, which is attached as Exhibit 99.1 and incorporated herein by reference, and the foregoing summary of the Debt Commitment Letter is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter, which is attached as Exhibit 99.2 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description of Exhibit

99.1	Purchase and Sale Agreement, dated as of April 28, 2010, by and between E.ON US Investments Corp., PPL Corporation, and E.ON AG

99.2	Debt Commitment Letter, dated April 28, 2010, by and between PPL Corporation, Banc of America, N.A., Banc of America Securities LLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  April 30, 2010